UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2011

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 22, 2011, Satcon Technology Corporation (“Satcon” or the “Company”) and certain of its subsidiaries entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Silicon Valley Bank (“SVB”), as administrative agent, issuing lender and swingline lender, and such other lenders as set forth from time to time in the Credit Agreement (together, the “Lender”).  The Credit Agreement amends and restates the Company’s existing loan agreement with SVB, and provides for a senior secured revolving credit facility of up to $35 million.  In addition, the Company may make a one-time request for an additional $15 million to increase the credit facility to an aggregate of $50 million, subject to the approval of the lending group.

Total outstanding debt under the Credit Agreement may not exceed (a) the sum of (1) 80% of the book value of eligible accounts (other than those accounts payable in Euros or Canadian dollars), plus (2) 70% of the book value of eligible accounts payable in Euros or Canadian dollars, plus (3) 80% of the eligible foreign accounts, plus (4) 70% of the eligible Chinese accounts, plus (5) the lesser of (i) 60% of the cost of eligible inventory or (ii) the net orderly liquidation value of eligible inventory, as adjusted pursuant to the Credit Agreement, less (b) the amount of any reserves established by SVB.

The Credit Agreement contains restrictions regarding the incurrence of additional indebtedness by Satcon or its subsidiaries, the ability to enter into various fundamental changes (such as mergers and acquisitions), the ability to make certain payments or investments, and other limitations customary in senior secured credit facilities.  In addition, the Company must comply with certain financial conditions if its liquidity (defined as cash on deposit with SVB plus availability under the Credit Agreement) is less than $15 million.

Borrowings under the Credit Agreement are permitted to be used for refinancing the amounts outstanding under the existing loan agreement with SVB, to repay certain fees and expenses, and for ongoing working capital and general corporate purposes.  Interest on outstanding indebtedness under the Credit Agreement will accrue at an annual rate equal to (a) the higher of (i) the prime rate and (ii) the federal funds effective rate plus one-half of one percent (0.5%) plus (b) the applicable margin.  The initial applicable margin is 0.75%, and is subject to adjustment based on the Company’s liquidity in each fiscal quarter such that, if the Company’s liquidity is above $35 million, then the applicable margin is reduced to 0.25%.

The obligations of the Company and its subsidiaries under the Credit Agreement are secured under various collateral documents by first priority liens on substantially all of the assets of the Company and certain of its subsidiaries.

The Credit Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform obligations under the Credit Agreement and related documents, defaults on other indebtedness in excess of $200,000, the occurrence of a change of control of the Company, and certain other events.  Upon an event of default, the Lender may accelerate maturity of the loans and enforce remedies under the Credit Agreement and related documents.

The Credit Agreement, if not sooner terminated in accordance with its terms, expires on April 23, 2014.

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Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement and related documents is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: April 27, 2011	By:	/s/ Donald R. Peck
Donald R. Peck
Chief Financial Officer